UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CFS Bancorp, Inc.

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CFS Bancorp, Inc. issued the following press release on April 16, 2010.
THOMAS F. PRISBY, CHAIRMAN
April 16, 2010
FOR IMMEDIATE RELEASE

CONTACT:	Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-2960
Glass, Lewis & Co. Recommends CFS Bancorp, Inc. Shareholders Vote “FOR”
Directors Thomas Prisby and Frank Lester
MUNSTER, IN — April 16, 2010 — CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company) today announced that Glass, Lewis & Co., a leading independent governance analysis and proxy voting firm, has recommended a vote “FOR” the election of the Board of Directors’ director nominees, Thomas Prisby and Frank Lester, at the Company’s annual meeting on April 27, 2010.
Glass, Lewis & Co. serves institutional investors that collectively manage more than $17 trillion in assets, and conducts research focused on the long-term financial impact of investment and proxy decisions. In its report, Glass, Lewis noted that:
•	“...we are not convinced that the Dissident should be elected to the CFS Board.”

•	“...we find the [sic] Mr. Prisby’s compensation to be reasonable.”

•
“Given the Company’s reasonable pay-for-performance and the cancellation of cash bonuses despite NEOs meeting portions of their individual performance objectives, we find these retention bonuses to be appropriate.”

•
“...we do not feel that the Dissident’s intent to eliminate all related party transactions, including the employment of Michael and Sandy Prisby are in the best interests of shareholders in this case.”

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities to be successful. The Bank has 23 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company’s website can be found at www.citz.com.
IMPORTANT INFORMATION
The Company mailed to shareholders and filed with the Securities and Exchange Commission (SEC) on March 17, 2010 its definitive proxy statement and BLUE proxy card in connection with the solicitation by the Board of Directors of proxies to be voted in favor of its director nominees at the Company’s 2010 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the Company’s definitive proxy statement and accompanying BLUE PROXY CARD because they contain important information. Shareholders may obtain free of charge the definitive proxy statement, BLUE proxy card and all other relevant documents filed by the Company with the SEC at the SEC’s internet website at www.sec.gov, as well as from the Company by contacting Monica F. Sullivan, Vice President/Secretary of the Company, at (219) 836-2960 or at 707 Ridge Road, Munster, Indiana 46321.

CFS Bancorp, Inc. — Page 2 of 2
INFORMATION REGARDING PARTICIPANTS
The Company, its directors and certain of its officers and employees are participants in the solicitation of proxies by the Board of Directors in connection with the matters to be considered at the 2010 Annual Meeting of Shareholders. Information regarding the participants and their interests is included in the Company’s definitive proxy statement relating to the 2010 Annual Meeting of Shareholders.
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